Supplemental Agreement to the Import and Export Agency Framework Agreement

This agreement was entered into by Party A and Party B on 19 April 2013 in Guangzhou.

China Southern Airlines Company Limited (hereinafter “Party A”)

Southern Airlines (Group) Import and Export Trading Company (hereinafter “Party B”)

Party A and Party B unanimously agreed under the principles of fairness and mutual benefit to enter into this supplementary agreement on the basis of the “Import and Export Agency Framework Agreement” (the “Original Agreement” below) on 28 January 2011, the specific terms were as follows:

1.	The contents of Article 4, Clause 2 of the Original Agreement (“Special Provisions”) should be changed to “Both Party A and Party B unanimously agree that the transaction amount of the businesses under this agreement shall not exceed the maximum limit of RMB160 million per year.”
2.	This supplementary agreement should be deemed as supplement to the Original Agreement, if there are conflicts between the related terms of the Original Agreement and those of this agreement, this supplementary agreement shall prevail.
3.	This supplementary agreement shall take effect on the day both parties have signed with seal affixed after it is considered and approved by the Board of Directors of Party A.
4.	This agreement is prepared in quadruplicate, each of both parties retains two copies which have the same legal force.

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(This page is the signature page of the “Supplemental Agreement to the Import and Export Agency Framework Agreement”)

Party A: China Southern Airlines Company Limited

Authorized representative:

[signature] [seal]

Party B: China Southern Airlines (Group) Import and Export Trading Company Limited

Authorized representative:

[signature] [seal]

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